UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 23, 2008

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415) 946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

The Registrant files this Amendment No. 1 to its Form 8-K dated June 23, 2008 to correct a typographical omission in Item 1.01, the first paragraph. The corrected information now reads: “... net revenues of approximately $4.2 million ...”

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On June 23, 2008, IA Global, Inc.’s (the “Company”) subsidiary Global Hotline, Inc. (“GHI”) announced that it had renewed its Agreements with KDDI Network and Solutions for an additional three month period from July 1, 2008 to September 30, 2008. The Company expects this Agreement to result in net revenues of approximately $4.2 million, an increase of 100% from $2.1 million for the three months ending March 31, 2008. GHI has agreed to sell telephone products on behalf of KDDI and will be paid an hourly rate or for products sold, with payment due in 30 days after the month billed.

The Agreements will be filed as Exhibits to the June 30, 2008 10Q.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: June 23, 2008

By:	/s/ Mark Scott

Mark Scott

Chief Operating and Financial Officer